Exhibit 23.2

[LETTERHEAD OF CASTAING, HUSSEY & LOLAN, LLC]

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Board of Directors

IBERIABANK Corporation

Lafayette, Louisiana 70501

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2005 on our audits of the consolidated statements of financial condition of IBERIABANK Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004, which report is included in the IBERIABANK Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2004. We also consent to the reference to our firm under the caption “OTHER INFORMATION — Experts” in the Prospectus which is part of the Registration Statement.

/s/ Castaing, Hussey & Lolan, LLC
Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana

December 9, 2005